Exhibit 10.2

PROMISSORY NOTE (REVOLVER)

$10,000,000.00	July 16, 2024

FOR VALUE RECEIVED, GLASSBRIDGE ENTERPRISES, INC., a Delaware corporation (“Maker”), hereby promises to pay to ALEX SPIRO, an individual (together with his successors and assigns, “Payee”), an aggregate principal amount of up to TEN MILLION AND 00/100 DOLLARS ($10,000,000.00), or, if less, the aggregate outstanding principal amount of the Advances made by Payee to Maker pursuant to this Promissory Note (Revolver) (this “Note”), together with all interest accrued thereon at the rate per annum and otherwise in accordance with the terms of this Note.

1. Definitions. Capitalized terms used but not otherwise terms defined in this Note shall have the meanings set forth or referenced in Section 25.

2. Commitment; Initial Advance; Advances; Extension Option.

(a) Subject to the terms and conditions hereof and in reliance upon the representations, covenants and warranties of Maker and the Guarantors herein, Payee agrees, on the terms and conditions set forth in this Note, to make advances (“Advances”) to Maker from time to time on any Disbursement Date (as hereinafter defined) during the period from the date hereof until the Maturity Date (as hereinafter defined), in an aggregate amount of Advances outstanding at any time not to exceed $10,000,000.00 (the “Commitment”). Within the limits of the Commitment, Maker may borrow, repay and re-borrow such Advances.

(b) Within two (2) Business Days of the date hereof, Maker shall make an initial Advance to Maker of $10,000,000.00 (the “Initial Advance”).

(c) As a condition to the disbursement of any Advance (other than the Initial Advance), Maker shall, at least two (2) Business Days prior to the requested disbursement date, deliver to Payee a written notice (which written notice can be sent solely via email to alexspiro@quinnemanuel.com) (a “Borrowing Notice”) setting out (a) that no Event of Default or monetary or material non-monetary Default is then continuing; (b) the amount of the Advance; and (c) the date on which the Advance is to be disbursed to Maker, which shall be a Business Day (such date, the “Disbursement Date”). Subject to Section 3(d), each Borrowing Notice shall be deemed to repeat Maker’s and each other Loan Party’s representations and warranties set forth in herein as of the date of such Borrowing Notice and such Disbursement Date. Upon receipt of the Borrowing Notice, Payee shall make available to Maker on the Disbursement Date the amount set out in such Borrowing Notice in immediately available funds.

(d) Maker shall have the right, at its sole option, to extend the term of this Note until January 16, 2026 by giving notice (which notice can be sent solely via email to alexspiro@quinnemanuel.com) of such extension to Payee on or prior to the then-scheduled Maturity Date, so long as no Event of Default has occurred and is continuing. For the avoidance of doubt, aside from the notice required pursuant to the immediately preceding sentence, the only condition precedent to the effectiveness of such extension shall be the absence of any Event of Default then continuing.

(e) Payee shall, and is hereby authorized by Maker to, endorse on the schedules annexed to this Note an appropriate notation evidencing the date and amount of each Advance made by Payee as well as the date and amount of each payment of principal and interest by Maker with respect thereto; provided, that the failure to make or any error in making any such notation shall not limit or expand or otherwise affect the obligations of Maker hereunder or under any other Loan Document. Maker agrees that the schedules annexed to this Note may be maintained in Payee’s accounting records in accordance with Payee’s customary practices, it being understood that, upon request (which request can be sent solely via email to alexspiro@quinnemanuel.com), Payee shall provide to Maker an electronic copy of such schedules.

3. Conditions for Advances. The obligation of Payee to make any Advance (other than the Initial Advance) is subject to the satisfaction (or waiver by Payee) of the following conditions precedent:

(a) Payee shall have received the Borrowing Notice from Maker in accordance with Section 2(b) hereof.

(b) After giving effect to the requested Advance, the aggregate outstanding principal amount of all Advances shall not exceed the Commitment.

(c) No Event of Default or monetary or material non-monetary Default shall have occurred and be continuing.

(d) All representations and warranties of Maker and each Guarantor under Section 6 of this Note shall be true and correct in all respects as of such Disbursement Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all respects as of such earlier date.

(e) In no event will more than two Advances be made in any calendar month.

(f) Payee ceases to be a Director and Chairman of the Board of Directors of

Maker.

(g) No “Event of Default” under the Term Loan Agreement shall have occurred and be continuing.

4. Interest.

(a) Subject to Section 4(d) hereof, the unpaid principal balance of Advances under this Note outstanding from time to time shall bear interest at the rate equal to 9.25% per annum (the “Interest Rate”); provided, that during the continuance of any Event of Default, the Advances and all accrued and unpaid interest on such amount shall bear interest at a rate equal to 12.25% per annum (such rate, the “Default Rate”).

(b) Interest shall accrue on each Advance for each and every day on which such Advance remains outstanding and shall be computed on the daily outstanding principal balance thereof on the basis of a 365/6-day year and the actual number of days elapsed.

(c) Interest on this Note shall be paid in arrears and due and payable monthly on the last day of each month, which interest shall accrue (and not be paid current) at the Interest Rate and shall be paid as provided herein; provided, any such unpaid amount of interest shall be paid in kind as PIK Interest; provided, further upon the occurrence and during the continuance of an Event of Default, all accrued and unpaid interest shall be payable on demand as set forth in Section 10 hereof.

(d) It is the intention of Maker and Payee to conform strictly to applicable usury laws. Accordingly, if the interest payable on this Note would be usurious under applicable law, in that event, notwithstanding anything to the contrary herein, it is agreed as follows: (i) the aggregate of all consideration that constitutes interest under applicable law that is taken, reserved, contracted for, charged or received under this Note shall under no circumstances exceed the maximum amount of interest allowed by applicable law (the “Maximum Rate”), and any excess shall be canceled automatically and, if theretofore paid, shall be credited on this Note by Payee (or, to the extent that this Note shall have been or would thereby be paid in full, refunded to Maker); and (ii) in the event that maturity of this Note is accelerated for any reason, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the maximum amount allowed by applicable law, and excess interest, if any, provided for in this Note or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on this Note (or, to the extent that this Note shall have been or would thereby be paid in full, refunded to Maker). All sums paid or agreed to be paid to Payee for the use, forbearance or detention of sums included in the amounts owing to Payee by Maker shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of this Note until payment in full so that the rate or amount of interest on account of indebtedness does not exceed the applicable usury ceiling, if any. As used in this Note, the term “applicable law” shall mean the laws of the State of New York. In determining whether or not the interest paid or payable exceeds the Maximum Rate, Maker and Payee shall, to the extent permitted by applicable law, (i) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by this Note so that the interest for the entire term does not exceed the Maximum Rate.

5. Payments of Principal; Payments Generally.

(a) On the Maturity Date, Maker shall pay the aggregate outstanding principal balance of the Advances, together with all accrued and unpaid interest thereon, and all other outstanding and unpaid Obligations. All cash payments of the Advances and the other Obligations shall be made by wire transfer of immediately available funds to an account designated in writing by Payee.

(b) Maker shall have the right to prepay, in whole or in part, the interest and principal of this Note at any time without premium or penalty; provided, however, other than a prepayment of the entire principal balance of this Note, in no event will more than two prepayments be made in any calendar month. Any prepayment will first be applied to any accrued interest, and thereafter to principal.

(c) If the date on which any payment is due hereunder is not a day on which banks are open for business in the State of New York (a “Business Day”), then such payment shall be due on the Business Day next succeeding such payment date.

6. Representations and Warranties. Maker and each other Loan Party represents to Payee that all of the representations and warranties made in Article 4 of the Securities Purchase Agreement are true and correct in all material respects on and as of the date hereof and on each Disbursement Date.

7. Affirmative Covenants. So long as any Obligation which is accrued and payable shall remain unpaid or unsatisfied, Maker and each other Loan Party, as applicable, shall:

(a) Notice of Default under Term Loan. Promptly upon delivery or receipt thereof, Maker shall deliver to Payee a copy of any notice of default or event of default under the Term Loan Documents.

(b) Maintenance of Properties. (i) Maintain or cause to be maintained in good repair, working order and condition (ordinary wear and tear excepted) all material properties used in the business of such Loan Party and make or cause to be made all necessary repairs, renewals and replacements thereof, and (ii) comply in all material respects with all terms, provisions and covenants of any lease to which any such Loan Party is a party.

(c) Preservation of Existence, Etc. (i) Preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable; (ii) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and (iii) preserve or renew all of its registered intellectual property, the non-preservation of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(d) Inspection Rights. Permit any representatives designated by Payee, upon reasonable prior written notice but no more than once during each calendar year unless an Event of Default has occurred and is continuing, to visit and inspect its properties, liabilities, books and records, including examining and making extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at reasonable times during normal business hours.

(e) Insurance. Maintain with financially sound and reputable carriers insurance in such amounts and against such risks (including loss or damage to property; general liability; Errors and Omissions and Directors and Officers) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. Maker will furnish to Payee, upon written request, information in reasonable detail as to the insurance so maintained, and cause Payee to be named as additional insured.

(f) Payment of Taxes. Pay and discharge prior to delinquency, all material taxes, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the applicable Loan Party.

(g) Compliance. Comply in all material respects with all Applicable Laws and all Orders applicable to it.

(h) Further Assurances. (i) Provided that (a) a Subsidiary has guaranteed the obligations under the Term Loan Documents and (b) any lender to such Subsidiary consents hereto, then with respect to any subsequently acquired or organized Subsidiary of such Loan Party, concurrently with such Subsidiary’s guarantee of the obligations under the Term Loan Documents, cause such Subsidiary to become a Loan Party by promptly executing and delivering to Payee a joinder to this Note pursuant to which the joining party thereunder shall (A) become a “Loan Party” under this Note and be bound by all obligations and covenants applicable to each Loan Party hereunder, (B) provide a Guaranty under Section 12 hereof, (C) make those representations and warranties contained or incorporated by reference herein (together with necessary updates or supplements to any schedules referenced therein) requested by Payee as of the date of such joinder, and (D) provide such other documents as requested by and, in each case, in form and substance satisfactory to, Payee, (ii) take such actions as Payee may request, from time to time, to ensure that the Obligations are guaranteed by the Guarantors as provided under Section 12 hereof, and (iii) at any time or from time to time upon the reasonable request of Payee, at the expense of the Loan Parties to promptly correct any material defect or error that may be discovered in this Note.

8. Negative Covenants. So long any Obligation which is accrued and payable shall remain unpaid or unsatisfied, neither Maker nor any other Loan Party shall:

(a) Indebtedness. Create, or authorize the creation of, or issue, or authorize the issuance of any debt security or incur other Indebtedness for borrowed money, including but not limited to obligations and contingent obligations under guarantees, or permit any Loan Party to take any such action, without Payee’s prior written consent other than (i) Indebtedness evidenced by this Note and the other the Loan Documents, (ii) the Term Loan Obligations (including any increase in the principal amount thereof), (iii) Indebtedness owed to any Loan Party and (iv) Indebtedness consented to by Tacora so long as any such Indebtedness is pari passu or junior in right of payment to the Obligations.

(b) Liens. Create, or authorize the creation of, any Lien (except for (i) Liens securing the Term Loan Obligations pursuant to the Term Loan Documents, (ii) purchase money Liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the ordinary course of business, (iii) any other Liens that do not secure amounts in the aggregate exceeding $5,000,000 and (iv) Liens consented to by Tacora).

(c) Fundamental Changes; Dissolution. Whether in one transaction or a series of transactions, wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, or sell or otherwise dispose of all or substantially all of its property or other assets, or agree to do or suffer any of the foregoing, except, (i) solely with respect to any such transaction to which Maker is not a party, unless Tacora has consented thereto, and (ii) with respect to any merger to which Maker is a party, unless Tacora has consented thereto and Maker is the surviving entity.

(d) Condition of Assets. Unless Tacora has consented to the same, take any action, or refrain from taking any action, in a manner that would reasonably be expected to impair any material intangible asset of any Loan Party.

(e) OFAC and Sanctions. (i) Become a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engage in any dealings or transactions prohibited by Section 2 of such executive order, or (iii) become a person on the list of “Specially Designated Nationals and Blocked Persons” or subject to blocking or specific trade restrictions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or implementing executive order.

(f) Use of Proceeds. Maker shall use the proceeds of the Advances for working capital and other general corporate purposes.

9. Events of Default. The occurrence and continuance of any of the following events shall be considered an “Event of Default” for purposes of this Note:

(a) Failure to Pay. Maker or any other Loan Party shall fail to pay the principal amount of the Advances when due, any interest within three (3) Business Days of the applicable due date, or any other amount payable hereunder or under any other Loan Document within ten (10) Business Days of the applicable due date for such payment.

(b) Covenant Default. Maker or any other Loan Party shall breach or fail to perform any covenant or agreement to be performed by it under Sections 7 or 8 of this Note in any material respect and such material failure described in this clause (b) shall continue for sixty (60) days after the earlier of (i) the date on which Payee provides written notice of such default and (ii) the date that Maker or such Loan Party first becomes aware of the occurrence thereof.

(c) Representation or Warranty. Any representation or warranty made by Maker or any other Loan Party in Section 6 of this Note shall be incorrect or misleading in any material respect (without duplication of any materiality qualifier contained therein) when made, unless with respect to any such incorrect or misleading representation (each, a “Misrepresentation”) (i) such Misrepresentation can be cured and (ii) such Misrepresentation has been so cured within twenty (20) Business Days after the earlier of (1) the date on which Maker first has knowledge that such Misrepresentation exists, and (2) the date on which Payee first notifies Maker that such Misrepresentation exists).

(d) Voluntary Bankruptcy or Insolvency Proceedings. Any Loan Party shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, or suspend its operations, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it or (vi) take any action for the purpose of effecting any of the foregoing.

(e) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of any Loan Party or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to any Loan Party or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within ninety (90) days of commencement.

(f) Judgments. Any money judgment, writ or warrant of attachment or similar process involving an amount in excess of $250,000 in any individual case or $1,000,000 in the aggregate shall be entered or filed against any Loan Party or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder).

(g) Invalidity of Loan Documents. (i) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the satisfaction in full of all the Obligations, ceases to be in full force and effect; (ii) any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or (iii) any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of the payment and performance in full of the Obligations), purports in writing to revoke or rescind any Loan Document or asserts in writing that any guaranty is invalid or unenforceable.

(h) Change in Control. The occurrence of a Change in Control; provided however, that no Event of Default shall be deemed to have occurred if Tacora has consented to such Change in Control.

(i) Cross Default. The occurrence of any “Event of Default” under and as defined in the Term Loan Agreement; provided, however, that no Event of Default shall be deemed to have occurred if Tacora has not exercised any remedies in connection therewith.

10. Remedy. Upon the occurrence and during the continuance of an Event of Default, the entire principal amount of this Note then outstanding, together with interest accrued thereon, shall become immediately due and payable, all without written notice and without presentment, demand, protest, notice of protest or dishonor or any other notice of default of any kind, all of which are hereby expressly waived by Maker. In addition to the foregoing, upon the occurrence or existence of any Event of Default, Payee may exercise any other right, power or remedy described in any other Loan Document or that is otherwise permitted under Applicable Law, either by suit in equity or by action at law, or both, and the rights and remedies provided herein and therein shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law or otherwise.

11. Waiver. Each of Maker and the other Loan Parties expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of intent to accelerate the maturity hereof, notice of the acceleration of the maturity hereof, bringing of suit and diligence in taking any action to collect amounts called for hereunder and in the handling of securities at any time existing in connection herewith.

12. Guaranty.

(a) Provision of Guaranty. Each Guarantor hereby, jointly and severally, irrevocably and unconditionally, guarantees to Payee, irrespective of the validity and enforceability of this Note, the Advances or any of the Obligations, the full and punctual payment and performance of the Obligations when due, whether at stated maturity, upon acceleration or otherwise. Failing the payment of the Advances or the other Obligations in full when due for whatever reason, each Guarantor shall be, jointly and severally, obligated to immediately pay the amount not so paid. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection. Each Guarantor waives any and all rights, defenses and counterclaims, to the fullest extent of the law.

(b) Limitation on Guarantor Liability. Each Guarantor and Payee hereby confirm that it is the intention of all such parties that the Guaranty of such Guarantor not constitute a fraudulent transfer or fraudulent conveyance, or similar limitation, for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guaranty. To effectuate the foregoing intention, each Guarantor and Payee hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as shall, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from the rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Note, result in the obligations of such Guarantor under its Guaranty not constituting a fraudulent transfer or fraudulent conveyance, or similar limitation, under Applicable Law. Notwithstanding anything to the contrary contained in this Note, each Guarantor hereby unconditionally and irrevocably waives, releases and abrogates any and all rights it may now or hereafter have under any agreement, at law or in equity (including without limitation any law subrogating the Guarantor to the rights of Payee), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from Maker or any other Loan Party liable for payment of any or all of the Obligations for any payment made by the Guarantor under or in connection with its Guaranty or otherwise until such time as all Obligations are paid and performed in full under this Note.

(c) Release of Guaranty. Upon the termination of the Commitment and payment and performance in full of the Obligations under this Note, all of the Guaranties hereunder shall be released and discharged without any further action by any person.

13. Amendments. Any term or provision of this Note and any obligation of Maker hereunder or with respect hereto, may be changed or modified, partially or completely, or noncompliance may be consented to or authorized, by written agreement between Maker and Payee.

14. Expenses; Indemnity; Damage Waiver.

(a) Expenses. Each party shall bear its own expenses incurred in connection with the negotiation, execution and delivery of this Note on or prior to the Closing Date; provided, notwithstanding the foregoing, Maker shall reimburse Payee for up to Sixty Thousand Dollars ($60,000) of Payee’s reasonable and documented out-of-pocket expenses incurred in connection with the negotiation, execution and delivery of this Note, the Securities Purchase Agreement and any other agreements entered into on the Closing Date in connection herewith or therewith. Maker shall promptly reimburse and pay Payee for each of the following amounts incurred following the Closing Date: (i) all of Payee’s reasonable and documented costs and expenses (including the fees, costs and expenses of counsel) of preparation and administration of any Loan Document after the Closing Date and the negotiation, preparation, execution and administration of any consents, amendments, waivers or other modifications of any Loan Document and (ii) after the occurrence and during the continuance of an Event of Default, all costs and expenses, including attorneys’ fees, costs and expenses, incurred by Payee in connection with enforcing any Obligations of, or in collecting payments due from, any Loan Party under any Loan Document relating to such Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Note in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings of any Loan Party.

(b) Indemnification. The Loan Parties shall indemnify Payee, and each Related Party of Payee (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, any actual or prospective claim, litigation, investigation or proceeding relating to the Advances or the use of the proceeds therefrom, or the execution, delivery or performance of this Note or any other Loan Document, brought against Payee by any third Person, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided, no Loan Party shall be liable to any Indemnitee for such fees, charges and disbursements resulting from any Indemnitee’s gross negligence or willful misconduct.

(c) Waiver of claims. To the extent permitted by Applicable Law and except as provided under the Securities Purchase Agreement, none of Maker nor any Indemnitee shall assert, and each hereby waive, any claim against any Indemnity or Loan Party, as applicable, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Note or any agreement or instrument contemplated hereby or the use of the proceeds of the Advances.

(d) Payment. All amounts due under this Section 14 shall be payable promptly after written demand to Maker therefor.

15. Governing Law. This Note and the rights and obligations hereunder shall be governed by and construed in accordance with THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN §§ 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW)).

16. Submission to Jurisdiction. The parties hereby submit and consent irrevocably to the exclusive jurisdiction of, and venue in, any court located within the City of New York, County of New York in the State of New York for the interpretation and enforcement of the provisions of this Note. The parties also agree that the jurisdiction over the person of such parties and the subject matter of such dispute shall be effected by the mailing of process or other papers in connection with any such action in the manner provided for herein or in such other manner as may be lawful, and that service in such manner shall constitute valid and sufficient service of process.

17. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS NOTE.

18. Notices. Except as provided in Section 2 hereof, any notice called for hereunder shall be deemed properly given if (i) sent by certified mail, return receipt requested, (ii) personally delivered, (iii) dispatched by any form of private or governmental express mail or delivery service providing receipted delivery or (iv) sent by facsimile or (v) to the following addresses or to such other address as either party may designate by notice in accordance with this Section:

If to Maker:

Glassbridge Enterprises, Inc.
551 Madison Avenue, Suite 800
New York, New York 10022
Attention:	Daniel Strauss
Email:	dstrauss@glassbridge.com

With a copy to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention:	Lloyd Rothenberg
Email:	lrothenberg@loeb.com

If to Payee:

Quinn Emanuel Urquhart & Sullivan, LLP
51 Madison Avenue, 22nd Floor
New York, NY 10010
Attention:	Alex Spiro
Email:	alexspiro@quinnemanuel.com

With a copy to:

Neal Gerber & Eisenberg LLP
2 North LaSalle Street, Suite 1700
Chicago, IL 60602
Attention:	Michael Gray
Email:	mgray@nge.com

Notice shall be deemed given on the earlier of (i) actual receipt by the receiving party, (ii) the date shown on a facsimile transmission confirmation, (iii) the date reflected on a signed delivery receipt, or (iv) three (3) Business Days following tender of delivery or dispatch by express mail or delivery service.

19. Binding Agreement; No Third Party Beneficiaries. Neither this Note nor the rights in this Note are transferable or assignable, by operation of law or otherwise, by either party without the prior written consent of the other. Nothing in this Note, expressed or implied, is intended to confer upon any third party any rights, remedies, obligations or liabilities under or by reason of this Note, except as expressly provided in this Note.

20. Survival. All terms, statements, conditions, covenants, representations, warranties and agreements herein contained shall be effective as long as the Payee has any Commitment hereunder or any Obligations arising hereunder remain unpaid. Solely for the avoidance of doubt, at such time as the Obligations under this Note have been paid and performed in full, the Commitment shall automatically terminate.

21. Severability. In case any one or more of the provisions contained in this Note should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

22. Headings. The headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of this Note.

23. Construction. The parties have participated jointly in the negotiation and drafting of this Note. Any rule of construction or interpretation otherwise requiring this Note to be construed or interpreted against any party by virtue of the authorship of this Note shall not apply to the construction and interpretation hereof.

24. Counterparts and Execution. This Note may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one instrument. The words “execution,” “signed,” “signature,” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

25. Defined Terms. As used in this Note, the following terms have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such specified Person. For purposes of this definition, a Person shall be deemed to be “controlled by” another Person if such latter Person possesses, directly or indirectly, power either to direct or cause the direction of the management and policies of such controlled Person whether by contract or otherwise.

“Applicable Law” means all provisions of statutes, rules, regulations and Orders of any Governmental Authority applicable to the Person (including, for the avoidance of doubt, the Loan Parties) in question, and all Orders and decrees of all courts, tribunals and arbitrators in proceedings or actions in which the Person (including, for the avoidance of doubt, the Loan Parties) in question is a party.

“Certificate of Designation” means that certain Certificate of Designations, Preferences and Rights of Series B Preferred Stock of GlassBridge Enterprises, Inc., dated as of September 25, 2023, made by Maker, as in effect on the date thereof.

“Change in Control” means (a) any transaction pursuant to which (i) Maker sells or Disposes (in one or a series of related sales or Dispositions) thirty percent (30%) or more of the assets of Maker on a consolidated basis (other than inventory in the ordinary course of business), including any sale or Disposition of the capital stock, membership interests, partnership interests or assets of the Subsidiaries of Maker, (ii) Maker issues equity or engages in any merger, consolidation, combination or similar transaction (in one or a series of related transactions), such that the beneficial owners of shares of common equity of Maker is entitled to vote immediately prior to the transaction or transactions will, immediately after such transaction or transactions, beneficially own less than a majority of the shares of common equity of Maker or the surviving entity entitled to vote (measured on a fully-diluted basis), (iii) Maker engages in any transaction or series of related transactions that results in any change of control of Maker (as the term “control” is defined in Rule 405 the Securities Act), whether such change of control occurs through the sale of assets, securities or shares of Common Stock, exchange of securities or otherwise, (iv) any “Deemed Liquidation Event” occurs under, as defined in, the Certificate of Designation, or (v) any “Change in Control” or similar event occurs under the terms of any agreement governing any other Indebtedness for borrowed money incurred by any Loan Party with a principal amount of at least $250,000, or (b) any other transaction that causes an “ownership change” (within the meaning of Section 382(g) of the Code) to occur with respect to Maker, taking into account any other transactions occurring during the relevant “testing period” (within the meaning of Section 382(i) of the Code).

“Closing Date” means the date of this Note.

“Code” means the Internal Revenue Code of 1986, as codified at 26 U.S.C. § 1 et seq, or any successor provision thereto.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Disposition” or “Dispose” means a sale, lease or sublease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer, license or other disposition to, or any exchange of property with, any Person (other than Dispositions to another Loan Party), in one transaction or a series of transactions, of all or any part of any Loan Party’s businesses, assets or properties of any kind, whether real, personal or mixed, and whether tangible or intangible, whether now owned or hereafter acquired, including without limitation, the equity securities of any Loan Party. For the avoidance of doubt, “Disposition” shall include any disposition of property through a “plan of division” under the Delaware Limited Liability Act or any comparable transaction under any similar law.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means each Subsidiary of Maker as of the Closing Date or that is added as a Guarantor pursuant to Section 7(g) of this Note.

“Guaranty” means (a) the guarantee of the Obligations by each of the Guarantors provided pursuant to Section 12 hereof and (b) any other guarantee of the Obligations by any other Subsidiary provided pursuant to a joinder to this Note or other documentation in form and substance reasonably acceptable to Payee.

“Indebtedness” means, (without double counting), at any time and with respect to any Person, (i) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services purchased (other than amounts constituting trade payables (payable within ninety (90) days), (ii) obligations of such Person in respect of letters of credit, acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person, (iii) obligations of such Person under capital leases and any financing lease involving substantially the same economic effect, (iv) deferred payment obligations of such Person resulting from the adjudication or settlement of any litigation to the extent not already reflected as a current liability on the balance sheet of such Person, and (v) indebtedness of others of the type described in clauses (i) through (iv) hereof which such Person has (a) directly or indirectly assumed or guaranteed in connection with a guaranty, or (b) secured by a lien on the assets of such Person, whether or not such Person has assumed such indebtedness.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, encumbrance, easement, lien (statutory or other), security interest or other security arrangement and any other preference, priority, or preferential arrangement in the nature of a security interest of any kind or nature whatsoever, including any conditional sale contract or other title-retention agreement.

“Loan Documents” means this Note and any and all other documents, agreements and certificates executed and delivered in connection with this Note, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time. For the avoidance of doubt, on the Closing Date, this Note is the only “Loan Document”.

“Loan Party” means Maker and each Guarantor.

“Material Adverse Effect” means any change, event, occurrence, effect or condition that (a) could reasonably be expected to prevent or materially impair or delay the performance by any Loan Party of any of its material obligations under this Note or (b) could reasonably be expected to have a materially adverse effect on (i) the legality, validity, binding effect or enforceability against any Loan Party of this Note or any other Loan Document to which it is a party, or (ii) the business, assets, liabilities or the financial condition of the Loan Parties and their Subsidiaries, taken as a whole.

“Maturity Date” means July 16, 2025, as the same may be extended pursuant to Section 2(d) hereof, or such earlier date on which the repayment of the Obligations has been accelerated as provided in Section 10 hereof.

“Obligations” means all unpaid principal of, and accrued and unpaid interest due on, the Advances and all other obligations, interest (including at the Default Rate, if applicable), fees, charges, indemnities and expenses payable by any Loan Party to Payee or any other indemnity arising under or in connection with this Note or any other Loan Document.

“Order” means any order, writ, assessment, decision, injunction, decree, ruling, or judgment of a Governmental Authority or arbitrator, whether temporary, preliminary, or permanent.

“Person” means any natural person, corporation, division of a corporation, limited liability company, partnership, trust, joint venture, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.

“PIK Interest” means interest accrued with respect to this Note that is paid in kind, and not in cash, by capitalizing such interest as principal on the outstanding Note as provided herein.

“Related Party” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors and representatives of such Person and such Person’s Affiliates.

“Securities Act” means the Securities of Act of 1933, as amended.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of the Closing Date, between Maker, as seller thereunder, and Payee, as buyer thereunder.

“Subsidiary” means (a) any Person of which at least a majority of the outstanding equity interests having by the terms their of ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time equity interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by (i) another Person, (ii) one or more of such other Person’s Subsidiaries, or (iii) collectively, such other Person and one or more of such other Person’s Subsidiaries, and (b) any partnership of which such other Person or any of such other Person’s Subsidiaries is a general partner. Unless otherwise indicated herein, each reference to the term Subsidiary means a Subsidiary of Maker.

“Term Loan Agreement” means that certain Term Loan and Security Agreement, dated as of September 25, 2023, by and between Maker, the Guarantors and Tacora Capital, LP (“Tacora”), as the same may be amended, restated, supplemented or otherwise modified from time to time in each case, to the extent permitted under Section 8(h).

“Term Loan Documents” means the “Loan Documents” as defined in the Term Loan Agreement.

“Term Loan Obligations” means the “Obligations” as defined in the Term Loan Agreement.

*     *     *     *     *     *

IN WITNESS WHEREOF, Maker and each Guarantor have executed and delivered this Note as of the date first above written

MAKER:

GLASSBRIDGE ENTERPRISES, INC.,
a Delaware corporation

By:	/s/ Daniel Strauss
Name:	Daniel Strauss
Title:	Chief Executive Officer

GUARANTORS:

GLASSBRIDGE ARRIVE INVESTOR, LLC, a Delaware limited liability company

By:	/s/ Daniel Strauss
Name:	Daniel Strauss
Title:	President

GBW GROUP LLC, a Delaware limited liability company

By:	/s/ Daniel Strauss
Name:	Daniel Strauss
Title:	President

GLASSBRIDGE CAPITAL, LLC, a Delaware limited liability company

By:	/s/ Daniel Strauss
Name:	Daniel Strauss
Title:	President

GUARANTORS (CONT.):

GLASSBRIDGE INVESTMENTS MANAGEMENT, LLC, a Delaware limited liability company

By:	/s/ Daniel Strauss
Name:	Daniel Strauss
Title:	President

MEMOREX PRODUCTS INC., a California corporation

By:	/s/ Daniel Strauss
Name:	Daniel Strauss
Title:	Chief Executive Officer

NXSN ACQUISITION CORP., a Delaware corporation

By:	/s/ Daniel Strauss
Name:	Daniel Strauss
Title:	President

Signature Page - Promissory Note

Accepted and Agreed to by:

PAYEE:

By:	/s/ Alex Spiro
Name:	Alex Spiro

Signature Page - Promissory Note

Schedule of Advances

Date of Advance	Principal Amount	Notes